EXHIBIT 5.1




VEDDER PRICE                                 VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                             222 NORTH LASALLE STREET
                                             CHICAGO, ILLINOIS  60601-1003
                                             312-609-7500
                                             FACSIMILE: 312-609-5005

                                             A PARTNERSHIP INCLUDING VEDDER,
                                             PRICE, KAUFMAN & KAMMHOLZ, P.C.
                                             WITH OFFICES IN CHICAGO AND
                                             NEW YORK CITY



                                             June 19, 1996
MAF Bancorp, Inc.
55th Street & Holmes Avenue
Clarendon Hills, Illinois  60514

Gentlemen:

     Reference is hereby made to the Registration Statement on Form S-8 (the Registration Statement") being filed by MAF Bancorp, Inc., a Delaware corporation (the "Company"), relating to the registration of 167,233 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), reserved for issuance pursuant to the exercise of options granted under the N.S. Bancorp, Inc. 1990 Incentive Stock Option Plan, as amended effective as of May 30, 1996 (the "Plan"), upon consummation of the merger of N.S. Bancorp with and into the Company. We have acted as special counsel for the Company in connection with the Registration Statement.

     It is our opinion that such shares of Common Stock, when issued upon payment of the exercise price of the options in accordance with the terms of such Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion in connection with said Registration Statement and to the use of our name under the heading "Interests of Named Experts and Counsel."

                                           Very truly yours,

                                           VEDDER PRICE, KAUFMAN & KAMMHOLZ



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